Exhibit 10.3

FORM OF TAX MATTERS AGREEMENT

BY AND BETWEEN

ELI LILLY AND COMPANY

AND

ELANCO ANIMAL HEALTH INCORPORATED

Dated as of [•], 2018

i

ii

FORM OF TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2018, is by and between Eli Lilly and Company, an Indiana corporation (“Lilly”), and Elanco Animal Health Incorporated, an Indiana corporation (the “Company”) (Lilly and the Company are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Master Separation Agreement by and between Lilly and the Company, dated as of the date hereof (the “Separation Agreement”).

RECITALS

WHEREAS, the Company is a direct wholly-owned Subsidiary of Lilly;

WHEREAS, the Lilly Board has determined that it is appropriate and advisable to separate the Animal Health Business from the other businesses conducted by Lilly (the “Separation”);

WHEREAS, the Lilly Board and the Company Board have each approved the acquisition by the Company and its Subsidiaries of all Animal Health Assets, and the assumption by the Company and its Subsidiaries of the Animal Health Liabilities, all as more fully described in the Transaction Documents;

WHEREAS, the Lilly Board has further determined that it is appropriate and advisable, on the terms and conditions contemplated by the Separation Agreement, to cause the Company to offer and sell for its own account a number of shares of Company Common Stock in an initial public offering of the Company Common Stock, to be registered pursuant to a registration statement on Form S-1 (the “IPO”), immediately following the consummation of which Lilly will continue to own at least 80.1% of the outstanding shares of Company Common Stock;

WHEREAS, substantially simultaneously with the entry into this Agreement, pursuant to the Separation Agreement and the Corporate Reorganization, Lilly is contributing to the Company the outstanding Stock of the Specified Entities, which collectively own substantially all of the Animal Health Assets, and are responsible for substantially all of the Animal Health Liabilities (collectively, the “Contribution”);

WHEREAS, following the consummation of the IPO, Lilly intends at a time (or times) to be determined by Lilly, to transfer shares of Company Common Stock to holders of shares of Lilly Common Stock by means of (a) one or more dividend distributions by Lilly to holders of Lilly Common Stock of shares of Company Common Stock, (b) one or more offers to holders of Lilly Common Stock to exchange their shares of Lilly Common Stock for shares of Company Common Stock, or (c) any combination thereof (any such transaction, a “Distribution”);

WHEREAS, if Lilly determines not to effect a Distribution, Lilly may determine instead to effect a disposition of its Company Common Stock pursuant to one or more public or private offerings for sale or other similar transactions (any such transaction, an “Other Disposition”) or continue to hold its shares of Company Common Stock;

WHEREAS, for U.S. federal income Tax purposes, the Contribution and the Distribution, if effected, taken together, are intended to qualify as a tax-free spin-off under Section 355 and Section 368(a)(1)(D) of the Code;

WHEREAS, as of the date hereof, Lilly is the common parent of an affiliated group of corporations, including the Company, which has elected to file consolidated U.S. federal income Tax returns; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for certain Taxes arising prior to, at the time of, and subsequent to the IPO, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.                                          Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms shall have the following meanings:

“Active Trade or Business” means, with respect to the Company, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Animal Health Business as conducted immediately prior to the IPO, or, with respect to another Separation Transaction intended to qualify as tax-free pursuant to Section 355 of the Code or the analogous provisions of state or local Law, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder, or the analogous provisions of state or local Law) by the relevant Company Entity of the Animal Health Business relating to such Company Entity as conducted immediately prior to such Separation Transaction.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, or the power to appoint and remove a majority of the directors, managers or persons holding similar power in respect of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the date of the closing of the IPO, solely for purposes of this Agreement, (i) no member of the Company Group shall be deemed to be an Affiliate of any member of the Lilly Group and (ii) no member of the Lilly Group shall be deemed to be an Affiliate of any member of the Company Group.

“Agreement” means this Tax Matters Agreement.

“Animal Health Assets” has the meaning set forth in the Separation Agreement.

“Animal Health Business” has the meaning set forth in the Separation Agreement.

“Animal Health Liabilities” has the meaning set forth in the Separation Agreement.

“Board Certificate” has the meaning set forth in Section 6.01(d).

“Business Day” has the meaning set forth in the Separation Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Capital Stock” means all classes or series of capital stock of the Company, including (i) the Company Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in the Company for U.S. federal income Tax purposes.

“Company Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax Item of any member of the Company Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Company Common Stock” has the meaning set forth in the Separation Agreement.

“Company Entity” means an entity which will be a member of the Company Group immediately after the IPO.

“Company Group” means (i) the Company and its Affiliates, as determined immediately after the IPO, (ii) the Transferred Entities, and (iii) any entity which (A) was an Affiliate of Lilly or an Affiliate of a member of the Company Group, (B) conducted solely or predominantly the Animal Health Business, and (C) is no longer an Affiliate of Lilly as of the IPO.

“Company Separate Return” means any Tax Return of or including any member of the Company Group (including any consolidated, combined or unitary return) that does not include any member of the Lilly Group.

“Company Tax Notice” has the meaning set forth in Section 4.01(b).

“Contribution” has the meaning set forth in the recitals hereto.

“Controlling Party” has the meaning set forth in Section 9.02(c).

“Corporate Reorganization” has the meaning set forth in the Separation Agreement.

“Deconsolidation Date” means the last date on which the Company qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Lilly is the common parent.

“Dispute” has the meaning set forth in Section 12.

“Distribution” has the meaning set forth in the recitals hereto.

“Distribution Date” means the date or dates on which the Distribution occurs.

“Effective Date” has the meaning set forth in the Separation Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” has the meaning set forth in Section 6.04(d).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Gain Recognition Agreement” means a gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto.

“Group” means the Lilly Group or the Company Group, or both, as the context requires.

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum Tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (i) of this definition, together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Indemnitee” has the meaning set forth in Section 11.02.

“Indemnitor” has the meaning set forth in Section 11.02.

“Internal Distribution” means any Separation Transaction or series of Separation Transactions (other than the Contribution and the Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Opinions.

“Internal Restructuring” has the meaning set forth in Section 6.01(e).

“IPO” has the meaning set forth in the recitals hereto.

“IRS” means the U.S. Internal Revenue Service, or any successor agency.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Lilly Group together with one or more members of the Company Group.

“Lilly” has the meaning set forth in the preamble hereto.

“Lilly Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Lilly is the common parent.

“Lilly Business” has the meaning set forth in the Separation Agreement.

“Lilly Federal Consolidated Income Tax Return” means any U.S. federal Income Tax Return for the Lilly Affiliated Group.

“Lilly Group” means Lilly and its Affiliates, excluding any entity that is a member of the Company Group, as determined immediately after the IPO.

“Lilly Separate Return” means any Tax Return of or including any member of the Lilly Group (including any consolidated, combined or unitary return) that does not include any member of the Company Group.

“Local Transfer Agreements” has the meaning set forth in the Separation Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c).

“Notified Action” has the meaning set forth in Section 6.03(a).

“Other Disposition” has the meaning set forth in the recitals hereto.

“Parties” and “Party” have the meaning set forth in the preamble hereto.

“Past Practices” has the meaning set forth in Section 3.04(b).

“Payment Date” means (i) with respect to any Lilly Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 4.03.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income Tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date and, in the case of any Tax Period beginning before the Deconsolidation Date and ending after the Deconsolidation Date, the portion of such Tax Period beginning on the day after the Deconsolidation Date.

“Post-IPO Period” means any Tax Period beginning after the Effective Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Effective Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date and, in the case of any Tax Period beginning before the Deconsolidation Date and ending after the Deconsolidation Date, the portion of such Tax Period ending on the Deconsolidation Date.

“Pre-IPO Period” means any Tax Period ending on or before the Effective Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Effective Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 12.03.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the Company management or shareholders, is a hostile acquisition, or otherwise, as a result of which the Company would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from the Company and/or one or more holders of outstanding shares of Company Capital Stock, a number of shares of Company Capital Stock that would, when combined with any other changes in ownership of Company Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by the Company of a shareholder rights plan or (ii) issuances by the Company that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. Solely for purposes of this definition, the “Company” shall include any member of the Company Group that was a “controlled corporation” within the meaning of Section 355(a)(1) of the Code in any of the Internal Distributions.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered or deliverable by Lilly, the Company, or any Affiliates or representatives thereof in connection with the rendering by Tax Advisors of the Tax Opinions.

“Required Party” has the meaning set forth in Section 4.03.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01.

“Ruling” means a private letter ruling issued by the IRS to Lilly to the effect that a transaction will not affect the Tax-Free Status. Any such ruling must assume that the Contribution and the Distribution would have qualified for the Tax-Free Status if the transaction in question did not occur.

“Ruling Request” means any letter filed by Lilly with the IRS requesting a Ruling (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 336(e) Election” has the meaning set forth in Section 3.04(d).

“Section 336(e) Tax Basis” has the meaning set forth in Section 3.04(d).

“Section 6.01(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means a Lilly Separate Return or a Company Separate Return, as the case may be.

“Separation” has the meaning set forth in the recitals hereto.

“Separation Agreement” has the meaning set forth in the preamble hereto.

“Separation Taxes” means any Taxes (including, for the avoidance of doubt, Income Taxes and Transfer Taxes) imposed on any member of the Lilly Group or the Company Group arising from, or attributable to, any transfer of assets or liabilities pursuant to the Separation Transactions, other than any Taxes which are Tax-Related Losses.

“Separation Transactions” means those transactions undertaken by the Parties and their Affiliates pursuant to the Corporate Reorganization to separate ownership of the Animal Health Business from ownership of the Lilly Business.

“Straddle Period” means any Tax Period that begins on or before, and ends after, the Effective Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of (i) the Contribution and the Distribution, taken together, as (A) a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (B) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (C) a transaction in which Lilly, the Company and the shareholders of the Company recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Lilly and the Company, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code, and (ii) each Internal Distribution as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Opinions.

“Tax Item” means any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any Tax Period.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions” means the opinions of Tax Advisors deliverable to Lilly in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Lilly (or any Lilly Affiliate) or the Company (or any Affiliate of the Company) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution and the Distribution, or any Internal Distribution, to qualify for the Tax-Free Status.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Lilly Group and any member of the Company Group with respect to any Tax Period ending prior to or including the final Distribution Date or the date of any Other Disposition, as the case may be.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed), together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Transferred Entities” has the meaning set forth in the Separation Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Lilly and upon which Lilly may rely, to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and the Distribution would have qualified for the Tax-Free Status if the transaction in question did not occur.

Section 2.                                          Allocation of Tax Liabilities.

Section 2.01                            General Rule.

(a)                                 Lilly Liability. Lilly shall be liable for, and shall indemnify and hold harmless the Company Group from and against any liability for, Taxes which are allocated to Lilly under this Section 2.

(b)                                 Company Liability. The Company shall be liable for, and shall indemnify and hold harmless the Lilly Group from and against any liability for, Taxes which are allocated to the Company under this Section 2.

Section 2.02                            Allocation of Taxes Except as provided in Section 2.04, Section 2.05 or Section 2.06, Taxes shall be allocated as follows:

(a)                                 Allocation of Taxes Relating to Joint Returns.

(i)                                     Allocation for Pre-IPO Periods. With respect to any Joint Return, Lilly shall be responsible for any and all Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods;

(ii)                                  Allocation to the Company for Post-IPO Periods. The Company shall be responsible for any and all Taxes attributable to the Animal Health Business that are due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-IPO Periods.

(iii)                               Allocation to Lilly for Post-IPO Periods. Lilly shall be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Taxes described in Section 2.02(a)(ii) for all Post-IPO Periods.

(b)                                 Allocation of Taxes Relating to Separate Returns.

(i)                                     Lilly shall be responsible for any and all Taxes due with respect to or required to be reported on any Lilly Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(ii)                                  The Company shall be responsible for any and all Taxes due with respect to or required to be reported on any Company Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.03                            Determination of Taxes Attributable to the Animal Health Business. For purposes of Section 2.02(a)(ii):

(a)                                 The amount of U.S. federal Income Taxes attributable to the Animal Health Business shall be as determined by Lilly on a pro forma Company Group consolidated return prepared:

(i)                                     assuming that the members of the Company Group were not included in the Lilly Affiliated Group;

(ii)                                  including only Tax Items of members of the Company Group that were included in the relevant Lilly Federal Consolidated Income Tax Return;

(iii)                               except as provided in Section 2.03(a)(v), using all elections, accounting methods and conventions used on the Lilly Federal Consolidated Income Tax Return for such Tax Period;

(iv)                              applying the highest statutory marginal corporate income Tax rate in effect for such Tax Period;

(v)                                 assuming that the Company Group elects not to carry back any net operating losses; and

(vi)                              assuming that the Company Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the Company Group that would be available if the U.S. federal Income Tax of the Company Group for each taxable year ending after December 31, 2017 were determined in accordance with this Section 2.03(a).

(b)                                 The amount of Income Taxes attributable to the Animal Health Business with respect to any Joint Return other than a Lilly Federal Consolidated Income Tax Return shall be as determined by Lilly in a manner consistent with the principles set forth in Section 2.03(a).

(c)                                  The amount of Taxes attributable to the Animal Health Business with respect to any Joint Return not described in Section 2.03(a) or (b) shall be as determined by Lilly on a pro forma basis taking into account only the assets and operations of the Animal Health Business reflected on such Joint Return and in a manner consistent with the past return filing practices of the Lilly Group with respect to such Joint Return (including any past accounting methods, elections and conventions), except as otherwise required by applicable Law.

(d)                                 In the case of any Joint Return for any Straddle Period, the allocation of any Tax Items required to determine any Taxes or other amounts attributable to the Pre-IPO Period and the Post-IPO Period shall be as determined by Lilly in a manner consistent with the past return filing practices of the Lilly Group with respect to such Joint Return (including any past accounting methods, elections and conventions), except as otherwise required by applicable Law; provided, that property Taxes and other similar periodic Taxes shall be apportioned on a per diem basis.

(e)                                  The amount of Taxes attributable to the Animal Health Business with respect to any Joint Return for any Tax Period shall not be less than zero.

The Company shall reimburse Lilly for all reasonable costs and expenses paid or incurred by the Lilly Group in connection with determining the amount of Taxes attributable to the Animal Health Business with respect to any Joint Return.

Section 2.04                            Certain Taxes Allocated Under Other Transaction Documents. The Parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Agreement, including Section 2 hereof, shall not (i) apply with respect to any and all Taxes that are expressly allocated pursuant to any Ancillary Agreement (other than this Agreement), for which such other Ancillary Agreement shall govern, or (ii) in any way affect or modify the Parties’ rights and obligations under Section 2.04(c) of the Separation Agreement.

Section 2.05                            Company Liability. The Company shall be liable for, and shall indemnify and hold harmless the Lilly Group from and against, any liability for:

(a)                                 any Tax resulting from a breach by the Company of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(b)                                 any Tax-Related Losses for which the Company is responsible pursuant to Section 6.04.

Section 2.06                            Lilly Liability. Lilly shall be liable for, and shall indemnify and hold harmless the Company Group from and against, any liability for:

(a)                                 any Separation Tax;

(b)                                 any Tax resulting from a breach by Lilly of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(c)                                  any Tax-Related Losses for which Lilly is responsible pursuant to Section 6.04.

Section 3.                                          Preparation and Filing of Tax Returns.

Section 3.01                            Lilly’s Responsibility. Lilly has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)                                 All Joint Returns; and

(b)                                 Lilly Separate Returns.

Section 3.02                            Company’s Responsibility. The Company shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Company Group other than those Tax Returns which Lilly is required to prepare and file under Section 3.01 or Section 3.03. The Tax Returns required to be prepared and filed by the Company under this Section 3.02 shall include any Company Separate Returns.

Section 3.03                            Tax Returns for Separation Taxes. Tax Returns relating to Separation Taxes shall be prepared and filed when due (including extensions) by Lilly. The Company shall provide, and shall cause its Affiliates to provide, assistance and cooperation to Lilly and its Affiliates in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7 and, where required by applicable Law and at Lilly’s request, filing any such Tax Returns as prepared by Lilly.

Section 3.04                            Tax Reporting Practices.

(a)                                 Lilly General Rule. Except as provided in Section 3.04(c), Lilly shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.01, in accordance with reasonable Tax accounting practices selected by Lilly.

(b)                                 Company General Rule. Except as provided in Section 3.04(c), with respect to any Tax Return for a Tax Period that begins on or before the date that is two (2) years following the Distribution Date that the Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless (i) the Company reasonably determines, upon advice from counsel, that there is no reasonable basis for the use of such Past Practices or (ii) there is no adverse effect to Lilly, as determined in Lilly’s reasonable discretion), and to the extent any items are not covered by Past Practices (or in the event that (i) the Company reasonably determines, upon advice from counsel, that there is no reasonable basis for the use of such Past Practices or (ii) there is no adverse effect to Lilly, as determined in Lilly’s reasonable discretion), in accordance with reasonable Tax accounting practices selected by the Company.

(c)                                  Reporting of Separation Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinions, taking into account the jurisdiction in which such Tax Returns are filed, unless the Responsible Party reasonably determines, upon advice from counsel, that there is no reasonable basis for such Tax treatment. Such treatment reported on any Tax Return for which the Company is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by Lilly or any member of the Lilly Group or caused or to be caused to be filed by Lilly, unless the Company reasonably determines, upon advice from counsel, that there is no reasonable basis for such Tax treatment. In the event that a Party shall reasonably determine, upon advice from counsel, that there is no reasonable basis for the Tax treatment described in either of the preceding two sentences, such Party shall notify the other Party 20 Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Separation Transactions shall be reported.

(d)                                 Protective Section 336(e) Election. After the date hereof, Lilly shall determine, in its sole and absolute discretion, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations thereunder (and any corresponding or analogous provisions of state and local Law) in connection with the Distribution with respect to the Company and each other member of the Company Group that is a domestic corporation for U.S. federal Income Tax purposes (a “Section 336(e) Election”). If Lilly determines that a Section 336(e) Election would be beneficial:

(i)                                     Lilly, the Company and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns or taking such other actions reasonably necessary to carry out the Section 336(e) Election;

(ii)                                  if the Distribution fails to qualify (in whole or in part) for the Tax-Free Status and the Company or any member of the Company Group realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by the Company and each member of the Company Group as a result of the Section 336(e) Tax Basis shall be shared between Lilly and the Company in the same proportion as the Taxes giving rise to the Section 336(e) Tax Basis were borne by Lilly and the Company (after giving effect to the indemnification obligations in this Agreement); and

(iii)                               to the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest or otherwise, except as may be required by a Final Determination.

(e)                                  Exception Where Required by a Final Determination. Notwithstanding any provision herein to the contrary, this Section 3.04 shall not require any Party to file a Tax Return reflecting a particular treatment or in accordance with a particular Past Practice where such treatment or Past Practice, as applicable, is proscribed by a Final Determination.

Section 3.05                            Consolidated or Combined Tax Returns. The Company will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Lilly determines are required to be filed or that Lilly chooses to file pursuant to Section 3.01(a).

Section 3.06                            Right to Review Tax Returns.

(a)                                 General. The Responsible Party with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Party’s rights or obligations under this Agreement available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to be liable, (ii) the requesting Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of the Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Party shall (i) use its reasonable best efforts to make such portion of such Tax

Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (ii) use reasonable efforts to have such Tax Return modified before filing to reflect reasonable comments of the requesting Party, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Tax Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(b)                                 Material Tax Returns. For purposes of Section 3.06(a), a Tax Return is “material” if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $1 million, (B) a credit or credits equal to or in excess of $1 million or (C) a loss or losses equal to or in excess of $3 million, in each case with respect to the requesting Party.

Section 3.07                            Company Carrybacks and Claims for Refund. The Company hereby agrees that, unless Lilly consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return any Company Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Company Carryback.

Section 3.08                            Apportionment of Tax Attributes. Lilly may in good faith advise the Company in writing of the amount, if any, of any Tax Attributes which Lilly determines, in its sole and absolute discretion, shall be allocated or apportioned to the Company Group under applicable Law; provided, that this Section 3.08 shall not be construed as obligating Lilly to undertake any such determination. The Company and all members of the Company Group shall prepare all Tax Returns in accordance with such written notice. The Company agrees that it shall not dispute Lilly’s allocation or apportionment of Tax Attributes. The Company may request that Lilly undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the Company Group under applicable Law; to the extent that Lilly determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise the Company of its intention to undertake such determination within 20 Business Days of the receipt of such request, the Company shall be permitted to undertake such determination at its own cost and expense and shall notify Lilly of its determination, which determination shall not be binding upon Lilly.

Section 4.                                          Tax Payments.

Section 4.01                            Payment of Taxes With Respect to Joint Returns. In the case of any Joint Return:

(a)                                 Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any such Tax Return, Lilly shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. Lilly shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the Company).

(b)                                 Computation and Payment of Liability With Respect To Tax Due. Within 20 Business Days following the earlier of (i) the due date (including extensions) for filing any Joint Return (excluding any Joint Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Joint Return is filed, Lilly shall provide the Company with a written notice setting forth the amount of Taxes shown on such Joint Return that are allocable to the Company Group under the provisions of Section 2 (the “Company Tax Notice”). The Company shall pay to Lilly the amount of Taxes set forth on the Company Tax Notice, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

(c)                                  Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Joint Return, Lilly shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Joint Return required to be paid as a result of such adjustment pursuant to a Final Determination. Lilly shall compute the amount attributable to the Company Group in accordance with Section 2 and the Company shall pay to Lilly any amount due Lilly (or Lilly shall pay the Company any amount due the Company) under Section 2 within 20 Business Days from the later of (i) the date the additional Tax was paid by the Responsible Party or (ii) the date of receipt of a written notice and demand from the Responsible Party for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 4.01(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Party to the date of the payment under this Section 4.01(c).

Section 4.02                            Payment of Taxes With Respect to Separate Returns. Each Party shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Party or a member of such Party’s Group with respect to a Separate Return.

Section 4.03                            Indemnification Payments.

(a)                                 If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 20 Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.03.

(b)                                 All indemnification payments under this Agreement shall be made by Lilly directly to the Company or by the Company directly to Lilly, as applicable; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Lilly Group, on the one hand, may make such indemnification payment to any member of the Company Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 11.01.

Section 5.                                          Tax Refunds.

Section 5.01                            Tax Refunds. Lilly shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Lilly is liable hereunder, and the Company shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which the Company is liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within 20 Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 6.                                          Tax-Free Status.

Section 6.01                            Restrictions on the Company.

(a)                                 The Company agrees that it will not take or fail to take, or permit any Affiliate of the Company, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or the Tax Opinions. The Company agrees that it will not take or fail to take, or permit any Affiliate of the Company, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status.

(b)                                 The Company agrees that, from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each Affiliate of the Company whose Active Trade or Business is relied upon in the Tax Opinions for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law, (iv) not engage in any transaction or permit an Affiliate of the Company to engage in any transaction that would result in an Affiliate of the Company described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof, and (v) not dispose of or permit an Affiliate of the Company to dispose of, directly or indirectly, any interest in an Affiliate of the Company described in clause (iii) hereof or permit any such Affiliate of the Company to make or revoke any election under Treasury Regulations Section 301.7701-3.

(c)                                  The Company agrees that, from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, it will not and will not permit any Affiliate of the Company described in clause (iii) of Section 6.01(b) to (i) enter into any Proposed Acquisition Transaction or, to the extent the Company has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any similar corporate statute, any “fair price” or other provision of the Company’s charter or bylaws, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or (E) otherwise); (ii) merge or consolidate with any other Person or liquidate or partially liquidate; (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to the Company pursuant to the Contribution or sell or transfer 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of the Company and its Affiliates (such percentages to be measured based on fair market value as of the initial Distribution Date); (iv) redeem or otherwise repurchase (directly or through an Affiliate of the Company) any Company stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48); (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Company Capital Stock (including, without limitation, through the conversion of one class of Company Capital Stock into another class of Company Capital Stock); or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in the Company or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (x) the Company shall have requested that Lilly obtain a Ruling in accordance with Section 6.03(a) and Section 6.03(b) to the effect that such transaction will not affect the Tax-Free Status and Lilly shall have received such Ruling in form and substance satisfactory to Lilly in its sole and absolute discretion, (y) the Company shall have provided to Lilly an Unqualified Tax Opinion in form and substance satisfactory to Lilly in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Lilly may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Lilly may determine that no opinion would be acceptable to Lilly) to the effect that such transaction will not affect the Tax-Free Status or (z) Lilly shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(d)                                 Certain Issuances of Company Capital Stock. If the Company proposes to enter into any Section 6.01(d) Acquisition Transaction or, to the extent the Company has the right to prohibit any Section 6.01(d) Acquisition Transaction, proposes to permit any Section 6.01(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, the Company shall provide Lilly, no later than ten Business Days following the signing of any written agreement with respect to the Section 6.01(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of any stock to be issued in such transaction) and a certificate of the Board of Directors of the Company to the effect that such Section 6.01(d)

Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.01(c) apply (a “Board Certificate”).

(e)                                  Company Internal Restructuring. The Company shall not engage in, cause or permit any internal restructuring (including by making or revoking any election under Treasury Regulations Section 301.7701-3) involving a member of the Company Group or any contribution, sale or other transfer to the Company or any of its Affiliates of any of the assets directly or indirectly contributed to the Company as described in the Separation Agreement, apart from sales in the ordinary course of business or transactions described in the Corporate Reorganization (any such action, an “Internal Restructuring”), during or with respect to any Tax Period (or portion thereof) ending on or prior to the final Distribution Date without obtaining the prior written consent of Lilly. The Company shall provide written notice to Lilly describing any Internal Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the final Distribution Date and ending on or prior to the two-year anniversary of such Distribution Date, and shall consult with Lilly regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Lilly relating thereto.

(f)                                    Gain Recognition Agreements. The Company shall not (i) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (ii) permit any member of the Company Group to take any such action, (iii) fail to take any action, or (iv) permit any member of the Company Group to fail to take any action, in each case that would cause Lilly or any member of the Lilly Group to recognize gain under any Gain Recognition Agreement. In addition, the Company shall file, and shall cause any member of the Company Group to file, any Gain Recognition Agreement reasonably requested by Lilly which Gain Recognition Agreement is determined by Lilly to be necessary so as to (i) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Separation Transaction, or (ii) avoid Lilly or any member of the Lilly Group recognizing gain under any Gain Recognition Agreement.

Section 6.02                            Restrictions on Lilly. Lilly agrees that it will not take or fail to take, or permit any Lilly Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or the Tax Opinions, or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status; provided, however, that this Section 6.02 shall not be construed as obligating Lilly to consummate the Distribution nor shall it be construed as preventing Lilly from terminating the Separation Agreement pursuant to Section 10.1 thereof.

Section 6.03                            Procedures Regarding Opinions and Rulings.

(a)                                 If the Company notifies Lilly that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(c) (a “Notified Action”), Lilly and the Company shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.01(c), unless Lilly shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b)                                 Rulings or Unqualified Tax Opinions at the Company’s Request. Lilly agrees that at the reasonable request of the Company pursuant to Section 6.01(c), Lilly shall cooperate with the Company and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting the Company to take the Notified Action. Further, in no event shall Lilly be required to file any Ruling Request under this Section 6.03(b) unless the Company represents that (i) it has read the Ruling Request, and (ii) all information and representations, if any, relating to any member of the Company Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. The Company shall reimburse Lilly for all reasonable costs and expenses, including expenses relating to the utilization of Lilly personnel, incurred by the Lilly Group in obtaining a Ruling or Unqualified Tax Opinion requested by the Company within ten Business Days after receiving an invoice from Lilly therefor.

(c)                                  Rulings or Unqualified Tax Opinions at Lilly’s Request. Lilly shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Lilly determines to obtain a Ruling or an Unqualified Tax Opinion, the Company shall (and shall cause each Affiliate of the Company to) cooperate with Lilly and take any and all actions reasonably requested by Lilly in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided, that the Company shall not be required to make (or cause any Affiliate of the Company to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Lilly shall reimburse the Company for all reasonable costs and expenses, including expenses relating to the utilization of the Company personnel, incurred by the Company Group in connection with such cooperation within ten Business Days after receiving an invoice from the Company therefor.

(d)                                 The Company hereby agrees that Lilly shall have sole and exclusive control over the process of obtaining any Ruling, and that only Lilly shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.03(b), (i) Lilly shall keep the Company informed in a timely manner of all material actions taken or proposed to be taken by Lilly in connection therewith; (ii) Lilly shall (A) reasonably in advance of the submission of any Ruling Request documents provide the Company with a draft copy thereof, (B) reasonably consider the Company’s comments on such draft copy, and (C) provide the Company with a final copy; and (iii) Lilly shall provide the Company with notice reasonably in advance of, and the Company shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither the Company nor any Affiliate of the Company directly or indirectly controlled by the Company shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or the Distribution).

Section 6.04                            Liability for Tax-Related Losses.

(a)                                 Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether any Ruling, Unqualified Tax Opinion or waiver referred to in Section 6.01(c) may have been provided), subject to Section 6.04(c), the Company shall be responsible for, and shall indemnify and hold harmless Lilly and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution, the IPO, or the Distribution) of all or a portion of the Company’s stock and/or its or its Subsidiaries’ assets by any means whatsoever by any Person; (ii) any negotiations, understandings, agreements or arrangements by the Company with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of the Company representing a Fifty-Percent or Greater Interest therein; (iii) any action or failure to act by the Company after the Distribution (including, without limitation, any amendment to the Company’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of the Company stock (including, without limitation, through the conversion of one class of Company Capital Stock into another class of Company Capital Stock); (iv) any act or failure to act by the Company or any Affiliate of the Company described in Section 6.01 (regardless whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in Section 6.01(c), a Board Certificate described in Section 6.01(d), or a consent described in Section 6.01(e)); or (v) any breach by the Company of its agreement and representation set forth in Section 6.01(a).

(b)                                 Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 6.04(c), Lilly shall be responsible for, and shall indemnify and hold harmless the Company and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution, the IPO, or the Distribution) of all or a portion of Lilly’s stock and/or its assets by any means whatsoever by any Person; (ii) any negotiations, agreements or arrangements by Lilly with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Lilly representing a Fifty-Percent or Greater Interest therein; (iii) any act or failure to act by Lilly or a member of the Lilly Group described in Section 6.02; or (iv) any breach by Lilly of its agreement and representation set forth in Section 6.02.

(c)

(i)                                     To the extent that any Tax-Related Loss is subject to indemnity under both Section 6.04(a) and Section 6.04(b), responsibility for such Tax-Related Loss shall be shared by Lilly and the Company according to relative fault.

(ii)                                  Notwithstanding anything in Section 6.04(b) or Section 6.04(c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary:

(A)                               with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Lilly) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of the Company (or any Affiliate of the Company) by any means whatsoever by any Person or any action or failure to act by the Company affecting the voting rights of the Company stock, the Company shall be responsible for, and shall indemnify and hold harmless Lilly and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and

(B)                               for purposes of calculating the amount and timing of any Tax-Related Loss for which the Company is responsible under this Section 6.04, Tax-Related Losses shall be calculated by assuming that Lilly, the Lilly Affiliated Group and each member of the Lilly Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(iii)                               Notwithstanding anything in Section 6.04(a) or Section 6.04(c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to (A) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in the Company) and (B) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Lilly (or any Lilly Affiliate) by any means whatsoever by any Person, Lilly shall be responsible for, and shall indemnify and hold harmless the Company and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d)                                 The Company shall pay Lilly the amount of any Tax-Related Losses for which the Company is responsible under this Section 6.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Lilly files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided, that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (i), (ii) or (iii) of the definition of Final Determination, then the Company shall pay Lilly no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date Lilly pays such Tax-Related Losses. Lilly shall pay the Company the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Lilly is responsible under this Section 6.04 no later than two Business Days after the date the Company pays such Tax-Related Losses.

Section 7.                                          Assistance and Cooperation.

Section 7.01                            Assistance and Cooperation.

(a)                                 The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates available to such other Party as provided in Section 8. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. The Parties shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to any Tax detriment that would be suffered by a member of the Lilly Group, on the one hand, or a member of the Company Group, on the other hand, absent such competent authority relief. The Company shall cooperate with Lilly and take any and all actions reasonably requested by Lilly in connection with obtaining the Tax Opinions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority; provided, that the Company shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b)                                 Any information or documents provided under this Section 7 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Lilly nor any Lilly Affiliate shall be required to provide the Company or any Affiliate of the Company or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to the Company, the business or assets of the Company or any Affiliate of the Company and (ii) in no event shall Lilly or any Lilly Affiliate be required to provide the Company, any Affiliate of the Company or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Lilly determines that the provision of any information or documents to the Company or any Affiliate of the Company could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02                            Income Tax Return Information. The Company and Lilly acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Lilly or the Company pursuant to Section 7.01 or this Section 7.02. The Company and Lilly acknowledge that failure to conform to the reasonable deadlines set by Lilly or the Company could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group required by the other Party to prepare Tax Returns, including, but not limited to, any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03                            Reliance by Lilly. If any member of the Company Group supplies information to a member of the Lilly Group in connection with a Tax liability and an officer of a member of the Lilly Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Lilly Group identifying the information being so relied upon, the chief financial officer of the Company (or any officer of the Company as designated by the chief financial officer of the Company) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04                            Reliance by the Company. If any member of the Lilly Group supplies information to a member of the Company Group in connection with a Tax liability and an officer of a member of the Company Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Company Group identifying the information being so relied upon, the chief financial officer of Lilly (or any officer of Lilly as designated by the chief financial officer of Lilly) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8.                                          Tax Records.

Section 8.01                            Retention of Tax Records. Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Lilly shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon 60 Business Days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon 60 Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records.

Section 8.02                            Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, at the cost and expense of such other Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03                            Preservation of Privilege. No member of the Company Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the final Distribution Date to which Privilege may reasonably be asserted without the prior written consent of Lilly, such consent not to be unreasonably withheld.

Section 9.                                          Tax Contests.

Section 9.01                            Notice. Each of the Parties shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02                            Control of Tax Contests.

(a)                                 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having liability for the Tax pursuant to Section 2 hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(c) and Section 9.02(d) below.

(b)                                 Joint Return. In the case of any Tax Contest with respect to any Joint Return, Lilly shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(c) and Section 9.02(d) below.

(c)                                  Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 9.02(a) or Section 9.02(b), “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Party.

(d)                                 Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)                                  Power of Attorney. Each member of the Company Group shall execute and deliver to Lilly (or such member of the Lilly Group as Lilly shall designate) any power of attorney or other similar document reasonably requested by Lilly (or such designee) in connection with any Tax Contest (as to which Lilly is the Controlling Party) described in this Section 9. Each member of the Lilly Group shall execute and deliver to the Company (or such member of the Company Group as the Company shall designate) any power of attorney or other similar document requested by the Company (or such designee) in connection with any Tax Contest (as to which the Company is the Controlling Party) described in this Section 9.

Section 10.                                   Effective Date. This Agreement shall be effective as of the date hereof.

Section 11.                                   Treatment of Payments.

Section 11.01                     Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Party under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Except to the extent provided in Section 11.02, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 11.02                     Interest Under This Agreement. Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 12.                                   Disagreements.

Section 12.01                     Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will use good faith efforts, and they will cause their respective Group members to use good faith efforts, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Lilly Group and any member of the Company Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 12.02                     Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred for resolution to representatives of the Parties at a senior level of management of the Parties pursuant to the procedures set forth in Section 8.02(a) of the Separation Agreement.

Section 12.03                     Referral to Tax Advisor. If the Parties are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Parties are unable to agree upon a Tax Advisor within 15 Business Days following the completion of the escalation process, the Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than 30 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

Section 12.04                     Injunctive Relief. Nothing in this Section 12 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Party. Notwithstanding anything to the contrary in this Agreement, Lilly and the Company are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Lilly and the Company will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 12.

Section 13.                                   General Provisions.

Section 13.01                     Counterparts; Entire Agreement; Conflicting Agreements.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as being, executed by an original signature.

(b)                                 The Transaction Documents and the exhibits, the schedules and appendices thereto contain the entire agreement between the Parties with respect to Taxes, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. All such other agreements shall be of no further effect between the Parties and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof.

(c)                                  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement or a Local Transfer Agreement with respect to Taxes, this Agreement shall control.

Section 13.02                     No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of Law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 13.03                     Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of Indiana.

Section 13.04                     Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party; provided, further, that this Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties (including but not limited to any successor of Lilly or the Company succeeding to any Tax Attributes of either Party under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 13.05                     Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Affiliate of Lilly or the Company in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.06                     Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Lilly, to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:                                         General Counsel

If to the Company to:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention:                                         General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 13.07                     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 13.08                     Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 13.09                     Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 5%.

Section 13.10                     Expenses. Except as otherwise specified in this Agreement and except as otherwise agreed in writing between Lilly and the Company, Lilly and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 13.11                     Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 9.

Section 13.12                     Headings. The table of contents and article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.13                     Survival. The covenants and other agreements contained herein and the indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Separation and the IPO, and shall remain in full force and effect.

Section 13.14                     Waivers of Default. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

Section 13.15                     Specific Performance. In the event of any actual or threatened default or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it or they may be entitled, at Law or in equity. Such remedies shall be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

Section 13.16                     Amendments. No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 13.17                     Interpretation. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 13.18                     Waiver of Jury Trial. SUBJECT TO ARTICLE VIII AND SECTIONS 11.15 AND 11.19 OF THE SEPARATION AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.18.

Section 13.19                     Submission to Jurisdiction; Waivers. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Section 12, each Party irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Indiana and any court of the United States located in the State of Indiana; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 13.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

Section 13.20                     The Company Subsidiaries. If, at any time, the Company acquires or creates one or more Subsidiaries that are includable in the Company Group, they shall be subject to this Agreement and all references to the Company Group herein shall thereafter include a reference to such Subsidiaries.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

ELI LILLY AND COMPANY

By:
Name:
Title:

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]